SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   March 3, 2011

OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act      (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2011, Otter Tail Power Company (“OTP”), a wholly owned subsidiary of Otter Tail Corporation (“Otter Tail”), entered into an Amended and Restated Credit Agreement (the “OTP Credit Agreement”) with the Banks named therein, JPMorgan Chase Bank, N.A. (“JPMorgan”) and Bank of America, N.A. (“Bank of America”), as Syndication Agents, KeyBank National Association (“KeyBank”) and CoBank, ACB, as Documentation Agents, and U.S. Bank National Association (“U.S. Bank”), as administrative agent for the Banks.  The OTP Credit Agreement provides for a $170 million line of credit that may be increased to $250 million on the terms and subject to the conditions described in the OTP Credit Agreement.  The OTP Credit Agreement is an unsecured revolving credit facility that OTP can draw on to support the working capital needs and other capital requirements of its operations, including letters of credit in an aggregate amount not to exceed $50 million outstanding at any time.  Borrowings under the line of credit currently bear interest at LIBOR plus 1.5%, subject to adjustment based on the ratings of OTP’s senior unsecured debt.  Under the OTP Credit Agreement OTP is required to pay the Banks commitment fees based on the average daily unused amount available to be drawn under the revolving credit facility.

The OTP Credit Agreement contains a number of restrictions on the business of OTP, including restrictions on its ability to merge, sell assets, create or incur liens on assets, guarantee the obligations of any other party, and engage in transactions with related parties. The OTP Credit Agreement also contains affirmative covenants and events of default. The OTP Credit Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in OTP’s credit ratings. The OTP Credit Agreement amends and restates the $170 million Credit Agreement dated as of July 30, 2008 among OTP (formerly known as Otter Tail Corporation, dba Otter Tail Power Company), the Banks named therein, Bank of America, as Syndication Agent, and U.S. Bank, as agent for the Banks named therein, as amended by a First Amendment to Credit Agreement dated as of April 21, 2009 and a Second Amendment to Credit Agreement dated as of June 22, 2009 (as so amended, the “Original OTP Credit Agreement”).

The OTP Credit Agreement also contains certain financial covenants.  Specifically, OTP may not permit the ratio of its Interest-bearing Debt to Total Capitalization (as defined in the OTP Credit Agreement) to be greater than 0.60 to 1.00 or permit its Interest and Dividend Coverage Ratio (as defined in the OTP Credit Agreement) to be less than 1.50 to 1.00.

The description of the terms of the OTP Credit Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 4.1 to this Form 8-K.

U.S. Bank, Bank of America, JPMorgan and KeyBank are also parties to Otter Tail’s $200 million Amended and Restated Credit Agreement dated as of May 4, 2010 (the “Otter Tail Credit Agreement”), which creates an unsecured revolving credit facility that Otter Tail can draw on to support its operations.  JPMorgan also entered into a Distribution Agreement with Otter Tail on March 17, 2010 pursuant to which Otter Tail may offer and sell its common shares from time to time through JPMorgan, as Otter Tail’s distribution agent for the offer and sale of the shares, up to an aggregate sales price of $75 million.  In addition, certain of the banks party to one or both of the OTP Credit Agreement and the Otter Tail Credit Agreement and their affiliates have, from time to time, engaged and in the future may engage in various financial advisory and investment banking transactions with, and provide services to, Otter Tail and its subsidiaries (including OTP) in the ordinary course of business for which they received or will receive customary fees and expenses.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     The information contained in Item 1.01 above is incorporated herein by reference. As of March 3, 2011, approximately $24.1 million was outstanding under the OTP Credit Agreement, including $250,000 of outstanding letters of credit, of which approximately $23.0 million was outstanding under the Original OTP Credit Agreement immediately prior to the effectiveness of the OTP Credit Agreement.

Item 9.01     Financial Statement and Exhibits

(d)	Exhibits

4.1
Amended and Restated Credit Agreement dated as of March 3, 2011 among Otter Tail Power Company, the Banks named therein, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents, KeyBank National Association and CoBank, ACB, as Documentation Agents, and U.S. Bank National Association, as administrative agent for the Banks.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: March 8, 2011

	By	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1
Amended and Restated Credit Agreement dated as of March 3, 2011 among Otter Tail Power Company, the Banks named therein, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Syndication Agents, KeyBank National Association and CoBank, ACB, as Documentation Agents, and U.S. Bank National Association, as administrative agent for the Banks.